Exhibit 5.1

K&L GATES LLP K&L GATES CENTER 210 SIXTH AVENUE PITTSBURGH, PA 15222-2613 T 412.355.6500 F 412.355.6501 klgates.com

July 19, 2017

Westinghouse Air Brake Technologies Corporation

1001 Air Brake Avenue

Wilmerding, Pennsylvania 15148-0001

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as transaction counsel to (i) Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”), and (ii) the wholly-owned direct or indirect subsidiaries of the Company listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of (i) up to $750,000,000 aggregate principal amount of the Company’s 3.450% Senior Notes due 2026 (CUSIP No. 960386 AL4) (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s issued and outstanding unregistered 3.450% Senior Notes due 2026 (CUSIP Nos. 960386 AJ9 and U96036 AB1) (the “Original Notes”) and (ii) the related guarantees of the Exchange Notes by the Subsidiary Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are proposed to be issued in accordance with the terms of the Indenture, dated as of August 8, 2013 (as supplemented by the First Supplemental Indenture (as defined below), the Second Supplemental Indenture (as defined below), the Third Supplemental Indenture (as defined below), the Fourth Supplemental Indenture (as defined below), the Fifth Supplemental Indenture (as defined below) and the Sixth Supplemental Indenture (as defined below), the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by (i) the First Supplemental Indenture, dated as of August 8, 2013 (the “First Supplemental Indenture”), by and between the Company and the Trustee; (ii) the Second Supplemental Indenture, dated as of November 3, 2016 (the “Second Supplemental Indenture”), by and among the Company, certain of the Subsidiary Guarantors and the Trustee; (iii) the Third Supplemental Indenture, dated as of November 3, 2016 (the “Third Supplemental Indenture”), by and among the Company, certain of the Subsidiary Guarantors and the Trustee; (iv) the Fourth Supplemental Indenture, dated as of February 9, 2017 (the “Fourth Supplemental Indenture”), by and among the Company, certain of the Subsidiary Guarantors and the Trustee; (v) the Fifth Supplemental Indenture, dated as of April 28, 2017, by and among the Company, certain of the Subsidiary Guarantors and the Trustee; and (vi) the Sixth Supplemental Indenture, dated as of June 21, 2017 (the “Sixth Supplemental Indenture), by and among the Company, the Subsidiary Guarantors and the Trustee. The Subsidiary Guarantors listed on Schedule II hereto are sometimes referred to herein collectively as the “Designated Subsidiary Guarantors.”

Westinghouse Air Brake Technologies Corporation

July 19, 2017

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the exhibits filed therewith, and the prospectus contained therein (the “Prospectus”); (ii) the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws and the respective comparable organizational documents of each Designated Subsidiary Guarantor; (iii) resolutions adopted by (A) the Board of Directors of the Company and (B) the respective Boards of Directors, sole Members or General Partners, as the case may be, of each Designated Subsidiary Guarantor, in each case authorizing and providing for the filing of the Registration Statement and the issuance of the Exchange Notes and the Guarantees, as applicable; and (iv) a specimen of the Exchange Notes. In addition, we have made such investigation of law as we have deemed appropriate.

For the purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company or any Designated Subsidiary Guarantor) on each such document are genuine. We also have assumed for purposes of this opinion letter (i) the legal capacity of natural persons; (ii) that the Trustee has the legal capacity or authority and has satisfied all legal requirements that are applicable to the Trustee to the extent necessary to make the Indenture enforceable against it; (iii) that each Guarantee is necessary or convenient to the conduct, promotion or attainment of the business of the applicable Subsidiary Guarantor; and (iv) that there are no (A) documents or agreements between or among the Company, any Subsidiary Guarantor and the Trustee that are not listed in this opinion letter and that could affect any of the opinions expressed in this opinion letter and (B) undisclosed modifications, waivers, supplements or amendments (whether written or oral) to any agreements reviewed by us. We have not verified any of the foregoing assumptions.

We have relied with your permission on the opinion of Dinsmore & Shohl LLP, expressed in the opinion letter dated July 19, 2017, which is filed as Exhibit 5.2 to the Registration Statement.

The opinions expressed in this opinion letter are limited to (i) the laws of the State of New York that in our experience are applicable to transactions of the type contemplated by the Transaction Documents; (ii) solely as they relate to the Company and Designated Subsidiary Guarantors listed on Schedule II hereto as “Subsidiary Guarantors Formed in the State of Delaware,” the General Corporation Law of the State of Delaware; (iii) solely as they relate to Designated Subsidiary Guarantors listed on Schedule II hereto as “Subsidiary Guarantors Formed in the State of California,” the Corporations Code of the State of California; (iv) solely as they relate to Designated Subsidiary Guarantors listed on Schedule II hereto as “Subsidiary Guarantors Formed in the State of Florida,” the Business Corporation Act of the State of Florida, (v) solely as they relate to Designated Subsidiary Guarantors listed on Schedule II hereto as “Subsidiary Guarantors Formed in the State of New Jersey,” the Business Corporation Act of the State of New Jersey, and (vi) solely as they relate to Designated Subsidiary Guarantors listed on Schedule II hereto as “Subsidiary Guarantors Formed in the Commonwealth of Pennsylvania -

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July 19, 2017

Corporation,” the Pennsylvania Business Corporations Law; (vii) solely as they relate to Designated Subsidiary Guarantors listed on Schedule II hereto as “Subsidiary Guarantors Formed in the Commonwealth of Pennsylvania - Limited Liability Companies,” the Pennsylvania Limited Liability Company Act; and (viii) solely as they relate to Designated Subsidiary Guarantors listed on Schedule II hereto as “Subsidiary Guarantors Formed in the State of Texas,” the Business Organizations Code of the State of Texas. We are not opining on, and we assume no responsibility with respect to, the applicability to or effect on any of the matters covered herein of any other laws of any other jurisdiction, or the laws of any county, municipality or other political subdivision or local governmental agency or authority, or on specialized laws that are not customarily covered in opinion letters of this kind, such as tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health and safety and state securities laws.

Based on the foregoing, and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that:

1.    The Exchange Notes, when (i) the Original Notes have been exchanged in the manner described in the Registration Statement, (ii) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and (iii) all applicable provisions of “blue sky” laws have been complied with, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).

2.    The Guarantees, when (i) the Original Notes have been exchanged in the manner described in the Registration Statement, (ii) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and (iii) all applicable provisions of “blue sky” laws have been complied with, will constitute a valid and binding obligation of each of the Subsidiary Guarantors, enforceable against each of the Subsidiary Guarantors in accordance with their terms (subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity)).

The opinions set forth above are subject to the additional assumption that the Registration Statement and any amendment thereto (including any post-effective amendment) will have become effective under the Securities Act, and such effectiveness will not have been terminated, suspended or rescinded.

The opinions above are qualified as follows: (a) insofar as provisions contained in the Indenture provides for indemnification or a limitation of liability, the enforceability thereof may

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July 19, 2017

be limited by public policy considerations; (b) the availability of a decree for specific performance or an injunction is subject to the discretion of the court requested to issue any such decree or injunction; and (c) we express no opinion herein as to any provision of the Indenture (i) that relates to the subject matter jurisdiction of any state or federal court sitting in New York City to adjudicate any controversy related to the Indenture or that waives an inconvenient forum, (ii) that waives the right to trial by jury or that relates to the waiver of rights and defenses or purports to reinstate the rights of any party after an adverse judgment has been entered against such party with respect to such rights, (iii) that purports to waive or modify a party’s obligation of good faith, fair dealing, diligence, reasonableness, or due notice, to waive equitable rights or remedies or defenses, to release a party from or against liability for the party’s own unlawful or willful misconduct, recklessness, or gross negligence, or to preclude modification of such documents through custom or course of conduct, (iv) that relates to severability or rights of setoff, (v) that prohibits the assignment of rights that are assignable under applicable law notwithstanding an agreement not to assign such rights or (vi) that permits the declaration of a default for an immaterial breach of provisions of the Indenture.

We are furnishing this opinion letter to you solely in connection with the Registration Statement and the exchange offer contemplated thereby. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm’s name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

SCHEDULE I

SUBSIDIARY GUARANTORS

Subsidiary Guarantor	Jurisdiction of Formation
Aero Transportation Products, Inc.	Missouri
Barber Steel Foundry Corp.	Delaware
Durox Company	Ohio
G&B Specialties, Inc.	Pennsylvania
Longwood Elastomers, Inc.	Virginia
Longwood Industries, Inc.	New Jersey
Longwood International, Inc.	Delaware
MotivePower, Inc.	Delaware
Railroad Controls, L.P.	Texas
Railroad Friction Products Corporation	Delaware
RCL, L.L.C.	Tennessee
Ricon Corp.	California
Schaeffer Equipment, Inc.	Ohio
Standard Car Truck Company	Delaware
Thermal Transfer Acquisition Corporation	Delaware
TransTech of South Carolina, Inc.	Delaware
Turbonetics Holdings, Inc.	Delaware
WABTEC International, Inc.	Delaware
WABTEC Railway Electronics, Inc.	Delaware
WABTEC Railway Electronics Manufacturing, Inc.	Delaware
Workhorse Rail, LLC	Pennsylvania
Xorail, Inc.	Florida
Young Touchstone Company	Wisconsin

SCHEDULE II

DESIGNATED SUBSIDIARY GUARANTORS

Subsidiary Guarantors Formed in the State of Delaware

Barber Steel Foundry Corp.
Longwood International, Inc.
MotivePower, Inc.
Railroad Friction Products Corporation
Standard Car Truck Company
Thermal Transfer Acquisition Corporation
TransTech of South Carolina, Inc.
Turbonetics Holdings, Inc.
WABTEC International, Inc.
WABTEC Railway Electronics, Inc.
WABTEC Railway Electronics Manufacturing, Inc.

Subsidiary Guarantors Formed in the State of California

Ricon Corp.

Subsidiary Guarantors Formed in the State of Florida

Xorail, Inc.

Subsidiary Guarantors Formed in the State of New Jersey

Longwood Industries, Inc.

Subsidiary Guarantors Formed in the Commonwealth of Pennsylvania - Corporations

G&B Specialties, Inc.

Subsidiary Guarantors Formed in the Commonwealth of Pennsylvania - Limited Liability Companies

Workhorse Rail, LLC

Subsidiary Guarantors Formed in the State of Texas

Railroad Controls, L.P.